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                                                                    EXHIBIT 12.2
                         NORTHWEST AIRLINES CORPORATION
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                                  REQUIREMENTS
                              (DOLLARS IN MILLIONS)


                                                                       YEAR ENDED DECEMBER 31
                                                  ------------------------------------------------------------------
                                                     1996         1995          1994        1993            1992
                                                  ---------    ---------     ---------    ---------     ------------
EARNINGS:

Income (loss) before income taxes, 1995
  extraordinary item and 1992 cumulative
  effect of accounting change                     $   872.4    $   543.5     $   498.3    $ (123.2)     $ (1,482.1)
Less:  Income (loss) from less than 50%
  owned investees                                      15.7        (10.3)         (4.8)          --           (1.1)
Add:
  Rent expense representative of interest (1)         191.5        193.4         185.7        188.2           180.7
  Interest expense net of capitalized interest        251.7        374.3         374.0        364.8           290.2
  Interest of preferred security holder                27.2          7.1            --           --              --
  Amortization of debt discount and expense            10.8         13.1           9.7          7.2            47.5
  Amortization of interest capitalized                  2.9          4.0           3.3          4.1             3.8
                                                  ---------    ---------     ---------    ---------     -----------

       ADJUSTED EARNINGS                          $ 1,340.8    $ 1,145.7     $ 1,075.8    $   441.1     $    (958.8)
                                                  ---------    ---------     ---------    ---------     -----------
                                                  ---------    ---------     ---------    ---------     -----------

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest (1)       $   191.5    $   193.4     $   185.7    $   188.2     $     180.7
Interest expense net of capitalized interest          251.7        374.3         374.0        364.8           290.2
Preferred stock requirements                           61.0         91.8         100.0         92.2            75.5
Interest of preferred security holder                  27.2          7.1            --           --              --
Amortization of debt discount and expense              10.8         13.1           9.7          7.2            47.5
Capitalized interest                                    7.3         13.9           3.5          2.4            36.3
                                                  ---------    ---------     ---------    ---------     -----------

       FIXED CHARGES AND PREFERRED
          STOCK REQUIREMENTS                      $   549.5    $   693.6     $   672.9    $   654.8     $     630.2
                                                  ---------    ---------     ---------    ---------     -----------
                                                  ---------    ---------     ---------    ---------     -----------

RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK REQUIREMENTS                       2.44         1.65          1.60            -               -
                                                  ---------    ---------     ---------    ---------     -----------
                                                  ---------    ---------     ---------    ---------     -----------

COVERAGE DEFICIENCY                                                                       $   213.7     $   1,589.0
                                                                                          ---------     -----------
                                                                                          ---------     -----------
                                                                                              (2)            (2)

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.
(2) Excluding nonrecurring special charges of $94.3 million for the year ended December 31, 1993 and $792.7 million for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $119.4 million and $796.3 million for the two periods, respectively.